EXHIBIT 99.5

                 3D SYSTEMS ANNOUNCES NEW MATERIAL THAT ENHANCES
                   PRODUCTIVITY OF ITS SOLID IMAGING SYSTEMS

VALENCIA, Calif.--(BUSINESS WIRE)--Nov. 1, 1999--3D Systems Corp. (Nasdaq:TDSC -
NEWS) today announced the availability of Cibatool(R) SL 7510, a multipurpose resin that greatly expands the productivity and range of applications for its SLA(TM) 3500 and SLA 5000 systems.

SL 7510 was initially announced last February for use exclusively with the company's high-end system, the SLA 7000.

Speed improvements, combined with a .002 inch layer resolution, make this resin ideal for tooling buildstyles requiring smooth surfaces. Using the EXACT(TM) buildstyle, SL 7510 builds parts up to one-and-a-half times faster than the current multipurpose resin offerings for both the SLA 3500 and SLA 5000 systems, and up to two times faster using the FAST(TM) buildstyle.

The resin is well-suited for foundry work using the QuickCast(TM) application, where the 3D Systems Technology Center has found that build times for SL 7510 are approximately twice as fast as SL 5510.

"Our experience with SL 7510 has been excellent," stated Todd Mueller, senior prototyping engineer at 3D Systems' Technology Center. "Good photo sensitivity with minimal Zwait and Predip allows us to build parts very quickly, and provide rapid turnaround to our customers. In addition, parts built with SL 7510 exhibit smooth sidewalls, resulting in improved part quality."

The resin is also ideal for functional prototypes, as it offers excellent durability and impact resistance properties combined with part clarity. As a result, SL 7510 is well suited for functional and limited snap-fit testing, as well as molding applications.

"Our favorite characteristic of SL 7510 on the SLA 3500 machine is the 10% elongation at break," continued Mueller. "As a result, it provides the flexibility for snap-fit applications, while remaining robust."

According to Diana Kalisz, senior director of SLA programs, "While this material performs very well on the SLA 7000, it exhibits substantially greater elongation at break properties when utilized with the SLA 3500 and SLA 5000, expanding the applications for which these stereolithography parts can be used."

SL 7510 for the SLA 3500 and SLA 5000 machines is available for purchase effective immediately.

SL 7510 is the latest development in an ongoing relationship between 3D Systems and Ciba Specialty Chemicals to develop advanced photopolymers for stereolithography. 3D Systems is the exclusive worldwide distributor of Ciba's photopolymer products produced under this development partnership.


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About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3-D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge, and production tooling inserts. Based in Valencia, Calif., 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786, ext. 713, or visit the company's Web site at WWW.3DSYSTEMS.COM.

Note to Editors: 3D Systems, SLA, FAST, EXACT and QuickCast are trademarks, and Keltool and the 3D logo are registered trademarks of 3D Systems. Cibatool is a registered trademark of Ciba Specialty Chemicals.

Contact:

     3D Systems Corp.
     Mary Woods, 661/295-5600, ext. 2508
      WOODSM@3DSYSTEMS.COM
      --------------------
     Clark Hardesty, 661/295-5600, ext. 2216
      HARDESTYC@3DSYSTEMS.COM